UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☐	Definitive Proxy Statement

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☐	Soliciting Material Under § 240.14a-12

WISDOMTREE, INC.
(Name of Registrant as Specified In Its Charter)

ETFS CAPITAL LIMITED GRAHAM TUCKWELL BRUCE AUST TONIA PANKOPF
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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ETFS Capital Limited, together with the other participants named herein (collectively, “ETFS Capital”), has filed a definitive proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2023 annual meeting of stockholders (the “Annual Meeting”) of WisdomTree, Inc., a Delaware corporation (the “Company”).

On May 24, 2023, ETFS Capital issued the following press release, which included an attachment containing material that was previously filed with the SEC:

ETFS Capital Responds to WisdomTree’s Serious Mischaracterizations and Distraction Tactics in Supplemental Investor Presentation

Rebuffs WisdomTree’s Claims that it has Transformed its Business and Instead Highlights that Stockholder Value has been Destroyed over Short and Long-Term Periods

Details WisdomTree’s Disappointing Revenue Growth and Deteriorating Margins and Highlights the Company’s Misleading Peer Selection

ETFS Capital and its Nominees have the Credentials and a Path to Unlock Stockholder Value

Full Supplemental Presentation Available at www.WiseUpWT.com

Urges WisdomTree Stockholders to Vote the GOLD Proxy Card TODAY “FOR” ETFS Capital’s Highly Qualified Nominees

NEW YORK, May 24, 2023 -- ETFS Capital Limited (“ETFS Capital”), the largest combined owner of common stock, $0.01 par value (the “Common Stock”), and Series A Non-Voting Convertible Preferred Stock (the “Series A Preferred Stock”) of WisdomTree, Inc. (“WisdomTree” or the “Company”) (NYSE: WT), with ownership of approximately 10.2% of the outstanding Common Stock, which together with its Series A Preferred Stock would represent approximately 18.3% of the Company’s outstanding Common Stock on an as-converted basis, today published a supplemental investor presentation addressing the serious mischaracterizations and distraction tactics employed by WisdomTree in its recent investor presentation.

ETFS Capital’s supplemental investor presentation is attached to this release and will also be posted at www.WiseUpWT.com.

The supplemental investor presentation highlights:

•	Rather than transforming its business, WisdomTree has destroyed stockholder value: $100 invested in the Company five years ago would be worth $48 today – down 52%.[1]

1Source: Bloomberg

•	Despite the Company’s claims that it has “significantly diversified its asset mix and meaningfully reduced reliance on its two “hit” currency hedged products”, we point out that the opposite is true: history repeats itself and WisdomTree instead now relies on USFR, which currently accounts for 18% of global AUM.[2]

•	Instead of “scale, stability and margin expansion”[3] as claimed, the reality is that AUM has not translated into meaningful revenue growth and operating margins have fallen short of the 50% target for over a decade.

•	Of concern to us is WT Prime: with a delayed launch, significant losses, and bigger, more established peers already operating on a global scale.

•	The Company is at a cross-roads: we believe the core business is in desperate need of repair, requiring discipline around cost management and capital allocation, and that similar discipline needs to be implemented in the review and execution of WT Prime.

•	If elected, ETFS Capital Nominees have a credible path to help unlock stockholder value: looking to accelerate revenue growth, reduce operating costs, ensure disciplined capital allocation and enhance corporate governance.

We believe the Company’s upcoming annual meeting is an opportunity for stockholders to hold the Board and certain of its long-tenured directors accountable for the destruction of stockholder value under their oversight.

A copy of ETFS Capital’s investor presentation and supplemental investor presentation, letters to stockholders, definitive proxy statement, and information on how to vote for ETFS Capital’s three director candidates on the GOLD proxy card or GOLD voting instruction form, are available at www.WiseUpWT.com

Stockholders who have questions, require assistance in voting their GOLD universal proxy card, or need additional copies of ETFS Capital’s proxy materials, are encouraged to contact Okapi Partners at (877) 629-6356 or info@okapipartners.com.

About ETFS Capital Limited

ETFS Capital is a London-based strategic investment company focused on growth opportunities across the ETF ecosystem. As part of its investment process, ETFS Capital receives and analyses many dozens of business ideas and proposals within the ETF ecosphere each year and conducts in-depth technical and commercial due diligence on the companies where it chooses to deploy capital. Thereafter it engages in a hands-on approach, as a partner to management teams and Boards bringing its unparalleled industry-specific expertise for the benefit of those companies.

2Source: WisdomTree IR website

3Source: WisdomTree Investor Presentation, May 2023

Investor Contact:

ETFS Capital:

Martyn James
+44 (0) 207-509-0674

or

+1 347 566 8291
campaign@etfscapital.com

Okapi Partners:

Bruce Goldfarb / Chuck Garske
(212) 297-0720 or (877) 629-6356
info@okapipartners.com

Media Contact:

Dan Gagnier / Riyaz Lalani
+1-646-569-5897
ETFS@gagnierfc.com